Investors Questionnaire and
Subscription Agreement

Gentlemen:

The undersigned (collectively referred to as the "Investors"): Centro Inmobiliario RYC, S.L., a limited liability company organized under the laws of the Kingdom of Spain, wishes to purchase 3,750,000 Common shares and 7,500,000 Series A Preferred ("Preferred") shares at a price of $0.16 per share and $0.84 per share respectively, for a total of $6,900,000 USD; MAPET International Foundation, Inc., a non-profit company organized under the laws of the State of Florida, USA wishes to purchase 3,750,000 Common shares and 7,500,000 Preferred shares at a price of $0.16 per share and $0.84 per share respectively, for a total of $6,900,000 USD; Frontier Star, S.L., a limited liability company organized under the laws of the Kingdom of Spain, wishes to purchase 1,000,000 Common shares and 2,000,000 Preferred shares at a price of $0.16 per share and $0.84 per share respectively, for a total of $1,840,000 USD; INVERFAPE, S.A., a limited liability company organized under the laws of Dominican Republic, wishes to purchase 1,000,000 Common shares and 2,000,000 Preferred shares at a price of $0.16 per share and $0.84 per share respectively, for a total of $1,840,000 USD; and Jesús Guirau, S.L., a limited liability company organized under the laws of the Kingdom of Spain, wishes to purchase 500,000 Common shares and 1,000,000 Preferred shares at a price of $0.16 per share and $0.84 per share respectively, for a total of $920,000 USD altogether (collectively, the "Shares") of the Common Stock, par value $.02 per share (the "Common Stock"), together with Options (herein so called) to purchase in the aggregate an additional 10,000,000 shares of the Common Stock (in the proportions provided herein)(the Shares, the Options and all of the shares of Common Stock that may be acquired upon exercise of the Option [herein call the "Exercise Shares"] collectively referred to as the "Securities"), of US Data Authority, Inc. (the "Company"), for the total consideration of $18,400,000 USD (the "Consideration").

I. In order to induce the Company to accept each Investor's subscription herewith, each Investor advises as follows:

A. Receipt of Information. Each Investor hereby acknowledges that he has received a copy of (a) the Company's 2000 Annual Report on Form 10-KSB for the year ended December 31, 2000 and (b) the Company's Quarterly Reports of Form 10-QSB, for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and a copy of the Business Plan, dated October 18, 2001 (collectively, the "Disclosed Information").

B. Availability of Information. Each Investor hereby acknowledges that the Company has made available to it and its principals, employees and agents the opportunity to ask questions of, and receive answers from the Company and any other person or entity acting on its behalf, concerning the contents of the Disclosed Information.

C. Representations and Warranties. Each Investor represents and warrants to the Company (and understands that the Company is relying upon the accuracy and completeness of such representations and warranties in connection with the availability of an exemption for the offer and sale of the Securities from the registration requirements of applicable federal and state securities laws) that:

1. RESTRICTED SECURITIES.

(a) Each Investor understands that none of the Securities have been registered under the Securities Act of 1933, as amended (the "Act"), or any state securities laws (the "State Acts").

(b) Each Investor understands that it cannot sell or otherwise dispose of any of the Securities unless the Securities are registered under the Act or the applicable State Acts or exemptions therefrom are available and, consequently, that each Investor must bear the economic risk of the investment for an indefinite period of time. In other words, each Investor may sell or otherwise dispose of the Securities during the first twelve (12) months of their respective holding periods only if such sales qualify as entirely private sales, will be able to sell the Securities pursuant to the provisions of Rule 144 in the second year of such holding period and, unless it is an affiliate of the Company, may sell the Securities without certain of the limitations of Rule 144 after the expiration of a two-year holding period.

(c) Notwithstanding the provisions hereof, the each Investor understands that the Company has the obligation to begin the process of registration of the Securities under the Act or the applicable State Acts or obtain exemptions therefrom on all the Shares received by the each Investor by the 9th month after the entire $18,400,000.00 investment has been received by the company in accordance with Section II hereof.

(d) Each Investor understands that the Company will restrict the transfer of the Securities in accordance with the foregoing representations.

2. LEGEND.

Each Investor agrees that any certificate representing the Shares and the Exercise Shares will contain and be endorsed with the following, or a substantially equivalent, legend:

"The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the "1933 Act"), and said shares cannot be sold, transferred, disposed of, pledged or hypothecated UNLESS registered with the Securities and Exchange Commission, sold in compliance with Rule 144 under the 1933 Act, or, if in the opinion of Company counsel, an exemption from the registration requirements is in fact applicable to said shares."

3. ACCURACY OF INFORMATION.

All information that each Investor has provided to the Company concerning its financial position and knowledge of financial and business matters is correct and complete as of the date set forth at the end hereof, and if there should be any material change in such information prior to acceptance of this Agreement by the Company, each Investor will immediately provide the Company with such information.

4. SUITABILITY.

(a) Each Investor and its principals can afford a complete loss of the investment and can afford to hold the Securities for an indefinite period of time;

(b) Each Investor considers this investment a suitable investment; and

(c) Each Investor and its principals have had prior experience in financial and business matters and investments.

5. RISK FACTORS.

(a) Each Investor is aware that there are substantial risks incident to the ownership of the Securities, that such investment is speculative and involves a high degree of risk of loss by it of its entire investment in the Company, and that no federal or state agency has passed upon the Securities or made any finding or determination concerning the fairness of this investment.

(b) Each Investor acknowledges that it has been advised to consult its own attorney concerning the investment.

(c) Each Investor acknowledges that, due to the restrictions described above, and the thin market that exists and is likely to exist for the Securities, its investment will be highly illiquid and might have to be held indefinitely.

    Also,

(i) Each Investor has carefully reviewed and understands the risks of, and other considerations relating to, an investment in the Securities, including the risks set forth in this Agreement;

(ii) Each Investor and its principals, employees and agents (A) have not been furnished any offering literature other than the Disclosed Information, (B) have not been provided any other information except the information contained in the Disclosed Information and (C) have relied only on the information contained in the Disclosed Information to make the investment decision;

(iii) Each Investor is acquiring the Securities for its own account, as principal, for investment purposes only and not with a view to the resale or distribution of all or any part of such Securities, and that it has no present intention, agreement or arrangement to divide its participation with others or to resell, transfer or otherwise dispose of all or any part of the Securities; and

(iv) Each Investor and its principals have adequate means of providing for their current needs and contingencies and have no need for liquidity in this investment.

(e) Each Investor hereby adopts, accepts and agrees to be bound by all the terms and conditions of this Subscription Agreement, and by all of the terms and conditions of the Company's Articles of Incorporation and Bylaws, and amendments thereto.

(f) Each Investor shall indemnify the Company and hold the Company harmless from and against any and all liability, damage, cost, or expense incurred on account of or arising out of:

(i) Any inaccuracy in any of the declarations, representations, and warranties herein set forth; and

(ii) The disposition of any of the Securities that each Investor will receive, contrary to his foregoing declarations, representations, and warranties; and

(g) Each Investor is an "Accredited Investor" as defined below:

Accredited investor shall mean any person who comes within any of the following categories:

(i) Any bank as defined in section 3(a)(2) of the Act, or any savings and loan association or other institution as defined in section 3(a)(5)(A) of the Act whether acting in its individual or fiduciary capacity; any broker or dealer registered pursuant to section 15 of the Securities Exchange Act of 1934; any insurance company as defined in section 2(13) of the Act; any investment company registered under the Investment Company Act of 1940 or a business development company as defined in section 2(a)(48) of that Act; any Small Business Investment Company licensed by the U.S. Small Business Administration under section 301(c) or (d) of the Small Business Investment Act of 1958; any plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has total assets in excess of $5,000,000; any employee benefit plan within the meaning of the Employee Retirement Income Security Act of 1974 if the investment decision is made by a plan fiduciary, as defined in section 3(21) of such act, which is either a bank, savings and loan association, insurance company, or registered investment adviser, or if the employee benefit plan has total assets in excess of $5,000,000 or, if a self-directed plan, with investment decisions made solely by persons that are accredited investors;

(ii) Any private business development company as defined in section 202(a)(22) of the Investment Advisers Act of 1940;

(iii) Any organization described in section 501(c)(3) of the Internal Revenue Code, corporation, Massachusetts or similar business trust, or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of $5,000,000;

(iv) Any director or executive officer of the Company;

(v) Any natural person whose individual net worth, or joint net worth with that person's spouse, at the time of his purchase exceeds $1,000,000;

(vi) Any natural person who had an individual income in excess of $200,000 in each of the two most recent years or joint income with that person's spouse in excess of $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

(vii) Any trust, with total assets in excess of $5,000,000, not formed for the specific purpose of acquiring the securities offered, whose purchase is directed by a sophisticated person as described in Section 230.506(b)(2)(ii); and

(viii) Any entity in which all of the equity owners are accredited investors.

II. A. Payment for the Shares. The Investors in the aggregate shall and hereby does agree and obligate itself themselves collectively, to purchase and the Company shall sell the Shares in accordance with the following schedule:

Payment Date	Consideration ($ USD)	Number of Shares - Type
Closing Date	$1,000,000	6,250,000 - Common
30th Day After Closing	$1,900,000	3,750,000 - Common & 1,547,619 - Prefered
60th Day After Closing	$1,500,000	1,704,714 - Preferred
90th Day After Closing	$1,500,000	1,704,714 - Preferred
120th Day After Closing	$1,000,000	1,190,476 - Preferred
150th Day After Closing	$1,000,000	1,190,476 - Preferred
180th Day After Closing	$1,000,000	1,190,477 - Preferred
210th Day After Closing	$1,000,000	1,190,476 - Preferred
240th Day After Closing	$1,000,000	1,190,476 - Preferred
270th Day After Closing	$1,000,000	1,190,476 - Preferred
300th Day After Closing	$1,000,000	1,190,476 - Preferred
330th Day After Closing	$1,000,000	1,190,477 - Preferred
360th Day After Closing	$1,000,000	1,190,476 - Preferred
390th Day After Closing	$1,000,000	1,190,476 - Preferred
420th Day After Closing	$1,000,000	1,190,476 - Preferred
450th Day After Closing	$500,000	595,238 - Preferred
480th Day After Closing	$500,000	595,238 - Preferred
510th Day After Closing	$500,000	595,238 - Preferred
TOTAL	$18,400,000	10,000,000 - Common & 20,000,000 - Preferred

The Investors shall have the right to accelerate the schedule set forth above at their joint discretion.

All payments will have a grace period of fifteen (15) days. Upon failure by an Investor to make a payment on the date or the last day of the grace period and in the amount set forth above, this Agreement shall terminate and have no further force and effect with respect to such Investor, except for the provisions hereof dealing with the rights acquired by such Investor after receipt by the Company of the Minimum Investment from such Investor. For purposes hereof, the Company will be considered to have received such Minimum Investment if at least 80% of the investment committed to herein by such Investor has been paid by such Investor based on his particular percentage and received by the Company on or before the 330th day after the Closing Date plus the grace period.

The Shares shall be reserved in an escrow arrangement with the Company's attorney and will be released to the Investor in accordance with the payment schedule set forth above.

B. Options.

1. Total Number of Options: 10,000,000.

2. Final Expiration Date: Four years after the Closing Date.

3. Transferability: The Options shall be subject to the same restrictions and/or benefits as the Shares being sold under this Agreement with the exception that any and all expenses of registration of the Exercise Shares will be paid by the Investor if they are registered after the 9th month after Closing Date as provided herein.

4. Schedule of Grant, Vesting and Exercise:

Number of Options	Date of Grant	Date of Vesting	Exercise Price
2,000,000	After the Company receives at least $2,000,000 USD as provided in Section II.A. above	When the Company receives the Minimum Investment	At $1.00 USD per share when the Common Stock is trading at $2.00 USD per share.
2,000,000	After the Company receives at least $4,000,000 USD as provided in Section II.A. above	When the Company receives the Minimum Investment	At $1.50 USD per share when the Common Stock is trading at $3.00 USD per share.
2,000,000	After the Company receives at least $6,000,000 USD as provided in Section II.A. above	When the Company receives the Minimum Investment	At $2.00 USD per share when the Common Stock is trading at $4.00 USD per share.
2,000,000	After the Company receives at least $8,000,000 USD as provided in Section II.A. above	When the Company receives the Minimum Investment	At $2.50 USD per share when the Common Stock is trading at $5.00 USD per share.
2,000,000	After the Company receives at least $10,000,000 USD as provided in Section II.A. above	When the Company receives the entire 100% from the particular Investor as provided in Section II.A. above	At $3.00 USD per share when the Common Stock is trading at $6.00 USD per share.

C. For all purposes hereof, including the obligation to purchase the 10,000,000 Common shares and 20,000,000 Preferred Shares for a total of $18,400,000 USD, and the right to be granted and have vested the 10,000,000 Options for a total of $20,000,000 USD, the Investors shall divide the rights and obligations hereunder as follows:

Centro Inmobiliario RyC, S.L.	37.5%
MAPET International Foundation	37.5%
FRONTIER STAR, S.L.	10.0%
INVERFAPE, S.A.	10.0%
Jesús Guirau, S.L.	5.0%

D. Directors. Upon receipt by the Company of at least $1,000,000 USD as provided in Section II.A. above, the Company will elect four (4) persons designated by the Investor to the Board of Directors of the Company as soon as practicable. If on or before ninety (90) days after the Closing Date the Company has not received at least $3,000,000.00 USD then, one of the four directors will be removed from the Board of Directors.

E. ZeoSync Technology. The Company shall undertake its best efforts to obtain the rights to the innovative compression technology developed by ZeoSync Corporation, on such terms and conditions as are in the best interest of the Company.

III. The Company hereby represents and warrants that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida and has all necessary corporate power and authority to own, lease and operate its properties and conduct its business as it is currently being conducted. The Company is duly qualified as a foreign corporation in all jurisdictions in which the conduct of its business or the ownership of its properties requires such qualification and the failure to qualify would be materially harmful to the business or financial condition thereof. The Company has full corporate power and authority to execute and deliver this Subscription Agreement and each of the other documents and instruments referenced in this Subscription Agreement to be executed and delivered by it (the "Purchase Documents") and to consummate the transactions contemplated hereby and thereby. The Purchase Documents have been approved by the board of directors of the Company. The Purchase Documents will constitute, when executed and delivered by the Company, valid and binding obligations of the Company, in each case enforceable against the Company in accordance with its terms.

IV. This Investor Questionnaire and Subscription Agreement shall be construed in accordance with and governed by the laws of the State of Florida.

V. The Closing Date shall occur when the following conditions have been met:

A. All parties to this agreement have signed their acceptance.

B. All public filings and accounts payable ledgers have been reviewed by a certified public accountant, selected by the Investors (Mr. Juan Casas, CPA) and he has formally verified that those books and records are in the proper order.

Failure by the Investors in the aggregate to deliver the first installment, within five (5) business days of the above compliance shall cause this Agreement to be terminated and without any further force and effect.

This document is signed executed in English and Spanish; being the English version, being the only valid one for legal purposes but it is certified that the Spanish version is a legal translation of the original document in English.

IN WITNESS WHEREOF, the undersigned executed this Investor Questionnaire and Subscription Agreement on this 28th day of February, 2002.

INVESTORS:

Centro Inmobiliario RYC, S.L.

By: /S/ Reynaldo Benito Ruiz-Tapiador
Reynaldo Benito Ruiz-Tapiador, Date 02/28/02
Administrador Unico
Address: 4 Alfonso XII - u 4, Madrid 28014, SPAIN

MAPET International Foundation, Inc.

By: /S/ M. Mario Perez
M. Mario Perez, Date 02/28/02
President
Address: 7920 NW 166 ST, Miami Lakes, FL 33016

FRONTIER STAR, S.L.

By: /s/ Manuel Tellez
Manuel Tellez, Date: 02/28/02
Administrador Unico
Address: Santa Monica 3, Madrid 28043, SPAIN

Jesús Guirau, S.L.

By: /S/ Jesus Guirau
Jesús Guirau, Date: 02/28/02
Administrador Unico
Address: Velazquez u 54, Madrid 28002, SPAIN

INVERFAPE, S.A.

By: /S/ M. Mario Perez
M. Mario Perez, President, Date: 02/28/02
Address: Santo Domingo, Dominican Republic

US Data Authority, Inc.

By: Dominidk F. Maggio, COO 3/1/02
Dominick F. Maggio, Date
Executive Vice President/COO
Address: 3500 NW Boca Raton Boulevard, Building 811, Boca Raton, Florida 33431